Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" within the Statement of Additional Information of Archstone Alternative Solutions Fund (the “Trust”) and to the use of our report dated June 23, 2015 relating to the Archstone Alternatives Solutions Fund for the period from March 4th 2015 (Date of Organization) to June 15, 2015 in this Pre Effective Amendment No. 1 Registration Statement (Form N-2A Nos. 333-202864 and 811-23042) of the Trust.

/s/ Ernst & Young LLP

New York, New York
June 23, 2015